Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-126191, 333-135949, 333-143990, 333-151762, 333-160350, 333-171468, 333-178067, 333-187018, 333-189651, 333-192175, 333-196977 and 333-216483) of Chesapeake Energy Corporation of our report dated February 27, 2020, except with respect to the matter that raises substantial doubt about the Company’s ability to continue as a going concern and the effects of the reverse stock split discussed in Note 26, as to which the date is February 2, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma
February 2, 2021